Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS APRIL SALES; UPDATES FIRST QUARTER EPS GUIDANCE RANGE

HOUSTON, TX, May 10, 2007 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the four-week April period beginning April 8, 2007 and ending May 5, 2007 decreased 13.8% to $102.6 million from $119.0 million in the prior year four-week period beginning April 2, 2006 and ending April 29, 2006.  Comparable store sales decreased 14.8% versus an increase of 16.9% last year.

Jim Scarborough, Chairman and Chief Executive Officer, commented, “Our comparable store sales results are a reflection of the Easter calendar shift, which we fully anticipated would have a negative impact on our April sales, combined with unseasonably cool and rainy weather conditions that persisted in our market areas throughout much of the month, which clearly dampened demand for our spring and summer goods.  Despite our disappointing April sales results, I believe that our merchants have done an exceptional job in stocking our stores with desirable spring and summer merchandise, and we are encouraged by the fact that our comparable store sales were very strong during the last week of the month once warm weather finally arrived.”

For the first quarter, the Company reported that total sales increased 4.3% to $358.2 million from $343.5 million for last year’s first quarter.  Comparable store sales for the quarter grew 0.1% versus an increase of 3.2% for the prior year period.

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Stage Stores Reports
April Sales
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SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2007	2006	2007	2006
February	1.4%	(0.9)%	$104.6	$93.1
March	12.4	(3.9)	151.0	131.4
April	(14.8)	16.9	102.6	119.0
1st Quarter	0.1	3.2	358.2	343.5

Mr. Scarborough further stated, “Our operating results for the first quarter were impacted by unseasonably cool weather patterns, which resulted in lower than projected sales, and an unfavorable merchandise mix which produced lower than anticipated gross margins.  Based on these factors, we now expect that our earnings for the first quarter will be in a range of $0.19 to $0.20 per diluted share versus our original forecast for the quarter of $0.31 to $0.35 per diluted share.  We expect to make up some of our first quarter earnings shortfall in the remaining three quarters of the year, and we will provide an updated full year sales and earnings outlook when we announce our first quarter results on May 24th.”

The Company plans to report its first quarter results before the market opens on Thursday, May 24, 2007, and will hold a conference call and webcast the same day beginning at 8:30 a.m. Eastern Time.

Store Activity

During April, the Company opened seven new stores.  Peebles stores were opened in Mt. Pleasant, Iowa, Leitchfield, Kentucky, Millington and Covington, Tennessee, and Corry, Pennsylvania.  In addition, a Palais Royal store was opened in Crosby, Texas and a Stage store was opened in West Memphis, Arkansas.  These seven April openings brought the total number of stores opened during the first quarter to twelve.  Looking ahead, the Company plans to open an additional three new stores in the second quarter.  For the entire 2007 fiscal year, the Company currently anticipates opening 45 new stores and entering one new state.

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Stage Stores Reports
April Sales
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About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 667 stores located in 33 states.  The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

“Safe Harbor” Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company’s earnings outlook for the first quarter and full 2007 fiscal year, as well as comments regarding the number of stores that the Company intends to open in the second quarter and the full year.  The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "could", "anticipates", "plans" or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 3, 2007 and other factors as may periodically be described in other Company filings with the SEC.

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